EXHIBIT A

                       MARSHALL INDUSTRIES
                     1997 STOCK OPTION PLAN

1.  PURPOSE

     The purpose of this Marshall Industries 1997 Stock Option Plan is to promote the interests of Marshall Industries and its shareholders by providing additional incentives to those key employees and directors of the Company whose judgement, initiative and efforts are largely responsible for Marshall Industries' successful operation. By encouraging ownership of its Common Stock, the Company seeks to motivate these key employees and directors by giving them an increased proprietary interest in Marshall Industries and its success. This Plan is also intended to enable Marshall Industries to compete with other enterprises for the services of new personnel needed to carry on its operations and to ensure the continued development of its business.

2.  CERTAIN DEFINITIONS

     The following terms used in this Plan are defined as follows:

     2.1  "BOARD" means the Board of Directors of Marshall
Industries as elected and constituted from time to time.

     2.2  "CHANGE IN CONTROL EVENT" means any of the following:

          (1) The acquisition by any individual, entity, or group (within the meaning of Section 13(d) or 14(d)(2) of the Exchange Act, each a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (i)the then outstanding shares of Common Stock (the "Outstanding Company Common Stock"), or (ii)the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however that any of the preceding events shall not constitute a Change in Control Event unless, within 6 months of such an event, the conditions of paragraph (2) below are satisfied; and provided further, that for purposes of this paragraph(1), the following acquisitions shall not constitute a Change in Control Event:

               (i)  any acquisition directly from the Company
          (including, without limitation, a secondary offering of securities made by the Company);

               (ii) any acquisition by the Company (including, without limitation, a repurchase or redemption of Company securities by the Company);

               (iii)     any acquisition by any employee benefit
          plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company;
          or

               (iv) any acquisition by any corporation pursuant to a transaction which complies with subparagraphs (i),
          (ii), and (iii)of paragraph (3)below;

          (2) The failure of individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a member of the Board subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, has been approved by a vote of at least a majority of the members then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of members or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

          (3) Approval by the shareholders of the Company of a reorganization, merger, consolidation, or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination:

               (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 70% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be;

               (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination; and

               (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

          (4) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

     2.3 "CODE" means the Internal Revenue Code of 1986, as amended, or any successor statute.

     2.4 "COMMITTEE" means the Board or the Stock Option Committee appointed by the Board to administer this Plan, which committee shall consist of only two or more directors or such greater number of directors as may be required under applicable law, each of whom (a)in respect of any decision at a time when the Participant affected by the decision may be subject to
Section 162(m) of the Code, shall be an "outside" director within the meaning of Section 162(m) of the Code, and (b)in respect of any decision affecting a transaction at a time when the Participant involved in the transaction may be subject to Section 16 of the Exchange Act, shall be a "non-employee director" within the meaning of Rule 16b-3(b)(3) promulgated under the Exchange Act.

     2.5  "COMMON STOCK" means the common stock of the Company.

     2.6 "COMPANY" means Marshall Industries, a California corporation.

     2.7  "EXCHANGE ACT" means the Securities Exchange Act of
1934, as amended.

     2.8 "FAIR MARKET VALUE" means (a)if the Common Stock is then listed on an established stock exchange or exchanges, the last reported closing price per share on the principal exchange on which the Common Stock is traded, as reported in The Wall Street Journal; or (b)if the Common Stock is not then listed on an exchange, the average of the last reported closing bid and asked prices per share for the Common Stock in the over-the-counter market as quoted on NASDAQ; or (c)if the Common Stock is not then listed on an exchange or listed on NASDAQ, an amount determined in good faith by the Committee.

     2.9 "INCENTIVE STOCK OPTION" means an Option to purchase shares of the Company's Common Stock which meets the requirements of Section 422 of the Code and the regulations issued thereunder, as such Section and regulations may be amended from time to time.


     2.10 "NON-EMPLOYEE DIRECTOR" means a member of the Board who is not an officer or employee of the Company.

     2.11 "NONQUALIFIED STOCK OPTION" means an Option to purchase shares of the Company's Common Stock which is not an Incentive Stock Option, and shall include any Option intended as an Incentive Stock Option that fails to meet the applicable legal requirements thereof. Any Option which is not expressly designated as an Incentive Stock Option shall be deemed to be designated and intended as a Nonqualified Stock Option.

     2.12 "OPTION" or "OPTIONS" means Incentive Stock Options and Nonqualified Stock Options granted pursuant to this Plan individually or collectively.

     2.13  "OPTION AGREEMENT" means the written Stock Option
Agreement which evidences the terms and conditions of each Option granted to a Participant by the Committee.

     2.14 "PARTICIPANT" or "OPTIONEE" means a full-time employee of the Company or a Non-Employee Director who is eligible pursuant to Article 5 of this Plan to receive Options under this Plan and who is granted one or more Options under this Plan.

     2.15 "PERMANENT DISABILITY" or "PERMANENTLY DISABLED" means a physical or mental impairment as defined in Section 22(e)(3)of the Code.

     2.16  "PLAN" means this Marshall Industries 1997 Stock
Option Plan.

     2.17 "SUBSIDIARY" means any corporation or other entity at least 50% of the outstanding voting stock or voting power of which is beneficially owned directly or indirectly by the Company.

3.  ADMINISTRATION

     3.1 The Stock Option Committee. This Plan shall be administered by the Committee. The Board, from time to time, in its sole discretion, may remove members from, or add members to, the Committee. Vacancies on the Committee however caused shall be filled by the Board. The Committee shall select one of its members as chairman and shall hold meetings at such times and places as it may determine. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which there is a quorum, or acts reduced to or approved in writing by a majority of the members of the Committee, shall be valid acts of the Committee. The Board may at any time change or assume the administration of this Plan.


     3.2 Authority of the Committee. Subject to the express provisions and limitations of this Plan, the Committee shall have the sole power to grant Options pursuant to this Plan, including the determination of the persons to whom Options shall be granted, the type of Options to be granted, the exercise price of each Option, the period during which each Option may be exercised, the terms on which each Option may be exercised, and the number of shares to be subject to each Option. In addition, the Committee shall have the sole power and discretionary authority, subject to the express provisions and limitations of this Plan, to construe this Plan and the Option Agreements entered into with respect to Options granted hereunder, to adopt, prescribe, amend and rescind rules and regulations relating to this Plan, to make all determinations necessary or advisable for administering this Plan, to approve the forms of Option Agreements (which need not be identical), and to extend or accelerate the exercisability or extend the term of any or all outstanding Options (subject to the limits imposed by Section 6.5). The interpretation by the Committee of any provision of this Plan or of any Option Agreement entered into hereunder in respect of Incentive Stock Options shall be in accordance with
Section 422 of the Code and the regulations issued thereunder, as such section or regulations may be amended from time to time, in order that the Incentive Stock Options granted hereunder and evidenced by such Option Agreements shall constitute "incentive stock options" within the meaning of such section. The interpretation and construction by the Committee of any provision of this Plan or of any Option granted hereunder shall be final and conclusive, unless otherwise determined by the Board. No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to this Plan or any Option granted hereunder.

4.  SHARES OF STOCK SUBJECT TO THE PLAN

     The stock available for grant of Options under this Plan shall be shares of the Company's authorized but unissued Common Stock. The aggregate number of shares of Common Stock which may be issued upon the exercise of all Options granted under this Plan shall not exceed 500,000 shares of Common Stock. The maximum number of shares of Common Stock subject to those Options that are granted during any calendar year to any individual shall be limited to 150,000 shares of Common Stock. Each of the two foregoing numerical limits shall be subject to adjustment as contemplated by this Article 4 and Article 7. If any Option granted under this Plan expires or terminates for any reason, the unpurchased or unissued shares subject to such expired or terminated Option shall again be available for the grant of Options under this Plan, as if no Option previously had been granted with respect to such shares.

5.  ELIGIBILITY

     Key employees, including officers and directors who are full-time employees of the Company and Non-Employee Directors of the Company shall be eligible to receive Options under this Plan; provided, however, that (i)no person, who, immediately after the grant of any Option, would own (within the meaning of Section 422(b)(6) of the Code), directly or indirectly, stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, shall be eligible to receive an Incentive Stock Option under this Plan, unless at the time such Incentive Stock Option is granted, the option price on the date of grant is at least one hundred ten percent (110%) of the Fair Market Value of the shares subject to the Option and such Option by its terms is not exercisable after the expiration of five (5)years from the date such Option is granted, and
(ii)Incentive Stock Options shall be granted only to persons employed by the Company. A Participant may receive more than one Option under this Plan, and a Participant may receive both Incentive Stock Options and Nonqualified Stock Options under this Plan. Subject to the foregoing, the Committee shall have full authority and discretion to select from the eligible class of persons, those persons to whom Options shall be granted. In making such determination, the Committee shall take into account the nature of services rendered by the person in the past and presently being rendered and the potential contribution by the person to the Company's success as well as such other factors as the Committee deems relevant. Status as an eligible person shall not be construed as a commitment that any Option will be granted under this Plan to such person or to eligible persons generally.

6.  TERMS AND CONDITIONS APPLICABLE TO ALL OPTIONS

     6.1 Grants. Subject to the express provisions and limitations of this Plan, the Committee may grant Options to Participants in any of the following forms: (a)Incentive Stock
Options; (b) Nonqualified Stock Options; or (c)any combination of
Incentive Stock Options and Nonqualified Stock Options.

     6.2 Duration of Grants. Options granted pursuant to this Plan must be granted within ten (10)years from the date this Plan is adopted by the Board.

     6.3 Written Agreement. Each Option granted pursuant to this Plan shall be evidenced by a written Option Agreement signed by an officer of the Company and the Participant. Subject to the terms and conditions of the Plan, each Option Agreement shall be in such form and shall contain such provisions consistent with the Plan as the Committee shall from time to time approve. No Option Agreement need be identical with any other Option Agreement executed pursuant to this Plan; provided, however, that such varied or different terms and provisions are not inconsistent with the purposes and provisions of this Plan.

     6.4 Number of Shares Subject to the Option and Option Price. Each Option Agreement shall state the number of shares to which it pertains and the option price, which shall be determined at the time of the grant of the Option. The Committee shall have full authority and discretion in fixing the option price for Nonqualified Stock Options. The option price for Incentive Stock Options granted under this Plan shall be not less than one hundred percent (100%) of the Fair Market Value of the shares covered by the Incentive Stock Option on the date of grant. Subject to the foregoing, the Committee shall have full authority and discretion in establishing the option price.

     6.5 Option Period. No Option shall be exercisable after the expiration of the earliest of (a)ten (10)years after the date the Option is granted in the case of an Incentive Stock Option or ten (10)years after the Option is first exercisable in the case of a Nonqualified Stock Option; (b)three (3)months after the date the Participant's employment or services with the Company terminates if such termination is for any reason other than Permanent Disability, death, or cause (as determined by the Board in its sole discretion); (c)the date the Participant's employment or services with the Company terminates if such termination is for cause, as determined by the Board, in its sole discretion; or
(d)one (1)year after the date the Participant's employment or services with the Company terminates, if such termination is a result of death or Permanent Disability; provided, however, that the Option Agreement for any Option may, if so determined by the Committee, provide for shorter periods in each of the foregoing instances.

     6.6 Termination of Participant's Employment, Disability, or Death. If a Participant ceases to be an employee of the Company (or, with respect to a Non-Employee Director, ceases to be a member of the Board) for any reason (other than dismissal for cause, as determined by the Board in its sole discretion) while still living, any Option or unexercised portion thereof granted to the Participant may, to the extent such Option would have been exercisable by the Participant on the date on which he ceases to be an employee (or a Non-Employee Director), be exercised by the Participant within three (3)months from the date on which he ceases to be an employee (or a Non-Employee Director), but in any event not later than the expiration date of the Option. Notwithstanding the foregoing, if a Participant's employment or services with the Company is terminated for cause as determined by the Board in its sole discretion, all Options held by the Participant shall expire on the date of termination of such employment and thereafter shall not be exercisable in whole or in part. If the Participant dies or becomes Permanently Disabled while he is an employee of the Company (or, with respect to a Non-Employee Director, while he is a member of the Board), any Option or unexercised portion thereof granted to the Participant, to the extent exercisable by him on the date of death or Permanent Disability, may be exercised by the Participant, or if the Participant is then deceased, by the Participant's personal representative, heirs, or legatees, at any time prior to the expiration of one (1)year from the date on which the Participant ceases to be an employee (or a Non-Employee Director) of the Company but in any event, not later than the date of the expiration of the Option. The Committee may provide, in its sole discretion and in an Option Agreement or otherwise, that upon a Participant's death or Permanent Disability while he is an employee (or a Non-Employee Director) of the Company, such Participant's Option shall become fully vested and exercisable.

     6.7 Exercise of Option. No Option shall be exercisable during the lifetime of a Participant by any person other than the Participant. Any Option granted under this Plan may be exercisable in whole or in part immediately upon the grant thereof, or, in the discretion of the Committee, may be exercisable only in installments, which installments may be equal or otherwise, and which installments may vary as to the number thereof as well as to whether any unexercised installments are cumulative throughout the life of a particular Option. The Committee may, in its discretion, subsequent to the grant of any Option, accelerate the date on which any or all of the installments may be exercised. To the extent that a Participant has the right to exercise an Option and purchase shares pursuant thereto, the Option may be exercised from time to time by written notice to the Company, setting forth which Option is being exercised and stating the number of shares being purchased with respect to the Option, and accompanied by payment in full of the purchase price for such shares.

     6.8 Medium and Time of Payment. The purchase price for any shares purchased upon exercise of an Option granted under this Plan shall be paid in full upon exercise of the Option in cash, by check in United States dollars, or, at the discretion of the Committee, and upon such terms and conditions as the Committee may approve, by transferring to the Company for redemption, Common Stock of the Company at its Fair Market Value. Shares of Common Stock transferred to the Company upon exercise of an Option shall not increase the number of shares available for issuance under this Plan. If shares of Common Stock of the Company are used in partial or in full payment for the shares to be acquired upon exercise of the Option, such shares shall be valued for the purpose of such exchange at their Fair Market Value as of the date the Option is exercised. Any certificates for shares of outstanding Common Stock of the Company used to pay the purchase price shall be duly endorsed by the registered holder of the certificates or accompanied by satisfactory instruments of transfer (with the signatures thereon guaranteed). If the certificates tendered by the Participant in such payment cover more shares than are required for such payment, the certificates shall be accompanied by instructions by the Participant to the Company's transfer agent with respect to disposition of the balance of the shares covered thereby.

     6.9 Loans to Participants. The Company may make loans, or arrange for the extension and maintenance of loans, to any Participant designated by the Committee to permit said Participant to finance the purchase of shares upon the exercise of any Option or to meet the immediate tax consequences of any Option exercise. The Committee, in its sole discretion, shall determine all terms and conditions of such loans, including the principal amount thereof, subject to applicable regulations of the Federal Reserve Board and any other laws or regulations in effect at the time such loan is made. No loan shall be made hereunder if the receipt of such loan would disqualify an Incentive Stock Option as an "incentive stock option" for purposes of Section 422 of the Code.

     6.10 Additional Provisions. Each Option and the Option Agreements evidencing such Options may contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Committee, including without limitation, restrictions upon the exercise of Options or restrictions upon the sale, transfer or disposition of shares acquired pursuant to the exercise of an Option. Any such Option Agreement in respect of an Incentive Stock Option shall contain such limitations and restrictions as shall be necessary in order that the Incentive Stock Option will be an "incentive stock option" as defined in
Section 422 of the Code, or to conform to any change in the law.

     6.11 Designation of Options. Each Option granted pursuant to this Plan shall be clearly identified as to its status as either an Incentive Stock Option or a Nonqualified Stock Option, and such designation shall be set forth as to each Option in each Option Agreement executed pursuant to this Plan.

     6.12  Modification, Extension or Renewal of Options.
Subject to the terms and conditions and within the limitations of this Plan, the Committee may modify, extend or renew outstanding Options granted under this Plan, accept the surrender of outstanding Options (to the extent not theretofore exercised), and authorize the granting of new Options and substitutions therefor (to the extent not theretofore exercised). The Committee, however, shall not modify any outstanding Incentive Stock Option in any manner which would cause it to fail to qualify as an "incentive stock option" within the meaning of
Section 422 of the Code. Notwithstanding the foregoing, no Committee modification of an Option pursuant to the foregoing shall, without the consent of the Participant, alter or impair in a manner materially adverse to the Participant any rights or obligations under the Option.

     6.13 Transferability of Options. No Option granted under this Plan shall be transferable by a Participant other than by will or by the laws of descent and distribution. No transfer of an Option by will or by the laws of descent and distribution shall be effective, nor shall any designation of a person who may exercise the Option after the Participant's death be effective to bind the Company unless the Company is furnished with a written notice thereof and a copy of the will or such other evidence as the Company may deem necessary to establish the validity of the transfer and the acceptance of the terms and conditions of the Option by the transferee or designee.

     6.14 Limits on Incentive Stock Options. To the extent that the aggregate Fair Market Value of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any individual during any calendar year (under all plans of the Company) exceeds $100,000, such Options shall be treated as Nonqualified Stock Options. For this purpose, the Fair Market Value of any Common Stock shall be determined as of the time the Option with respect to such Common Stock is granted. In reducing the number of options treated as Incentive Stock Options to meet the $100,000 limit, the most recently granted options shall be reduced first. To the extent a reduction of simultaneously granted options is necessary to meet the $100,000 limit, the Committee may, in the manner and to the extent permitted by law, designate which shares are to be treated as shares acquired pursuant to the exercise of an Incentive Stock Option.

7.  ADJUSTMENTS; ACCELERATION OF OPTIONS; POSSIBLE EARLY
     TERMINATION OF OPTIONS

     7.1 Adjustments. If there shall occur any extraordinary dividend or other extraordinary distribution in respect of the Common Stock (whether in the form of cash, Common Stock, other securities, or other property), or any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend), reverse stock split, reorganization, merger, combination, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, or there shall occur any similar, unusual or extraordinary corporate transaction or event in respect of the Common Stock or a sale of substantially all the assets of the Company as an entirety, then the Committee shall, in such manner and to such extent (if any) as it deems appropriate and equitable (1)proportionately adjust any or all of
(a)the number and type of shares of Common Stock (or other securities) which thereafter may be made the subject of Options (including the specific maxima and numbers of shares set forth elsewhere in this Plan), (b)the number, amount and type of shares of Common Stock (or other securities or property) subject to any or all outstanding Options, (c)the grant, purchase, or exercise price of any or all outstanding Options, or (d) the securities, cash or other property deliverable upon exercise of any outstanding Options, or (2)in the case of an extraordinary dividend or other distribution, recapitalization, reclassification, merger, reorganization, consolidation, combination, sale of assets, split up, exchange, or spin off, make provision for a cash payment or for the substitution or exchange of any or all outstanding Options or the cash, securities or property deliverable to the holder of any or all outstanding Options based upon the distribution or consideration payable to holders of the Common Stock of the Company upon or in respect of such event; provided, however, in each case, that with respect to Incentive Stock Options, no such adjustment shall be made which would cause the Plan to violate Section 422(a) of the Code or any successor provisions thereto without the written consent of holders materially adversely affected thereby. In any of such events, the Committee may take such action sufficiently prior to such event if necessary to permit the Participant to realize the benefits intended to be conveyed with respect to the underlying shares in the same manner as is available to shareholders generally.

     7.2 Acceleration of Options Upon Change in Control. Upon the occurrence of a Change in Control Event each Option shall become fully vested and immediately exercisable. The Committee may override the acceleration provisions in this Section 7.2 by express provision in an Option Agreement, may establish an earlier date for acceleration in anticipation of a Change in Control Event, and may accord any Participant a right to refuse any acceleration, whether pursuant to the Option Agreement or otherwise, in such circumstances as the Committee may approve. Any acceleration of Options shall comply with applicable regulatory requirements, including without limitation Section 422 of the Code.

     7.3 Possible Early Termination of Accelerated Options. Any Option or other right to acquire Common Stock under this Plan that has been fully accelerated under Section 7.2 but is not exercised prior to (i)a dissolution of the Company, or (ii)an event described in Section 7.1 that the Company does not survive, or (iii)the consummation of an event described in Section 7.1 that results in a Change of Control Event approved by the Board, such Option or right shall thereupon terminate, subject to any provision that has been expressly made by the Committee for the survival, substitution, exchange or other settlement of such Option or right.

     7.4 Authority to Adjust; No Limit on Company Rights. Any adjustment, acceleration, or termination of Options made by the Committee pursuant to Section 7.1, 7.2, or 7.3 is subject to the approval of the Board. The grant of an Option pursuant to this Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes in its capital structure; to merge, consolidate or dissolve; to change its business structure; or to liquidate, sell or transfer all or any part of its business or assets.

8.  MISCELLANEOUS PROVISIONS

     8.1 Rights as Shareholder. A Participant or a permitted transferee of an Option shall have no rights with respect to any shares covered by an Option until the date of the issuance of the stock certificate to him for such shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as provided in Article 7 hereof.

     8.2 No Rights to Employment. Nothing in this Plan, or in any instrument executed pursuant hereto shall confer upon any Participant the right to continue in the employ or service of the Company, affect the right of the Company to terminate the employment or service of any Participant with or without cause, or be evidence of any agreement or understanding, expressed or implied, that the Company will employ or continue to employ a Participant in a particular position or at a particular rate of remuneration.

     8.3 Compliance With Securities Laws. The granting, vesting, and exercise of Options and the issuance and delivery of shares upon exercise thereof and/or payment of money or other property under this Plan shall be subject to compliance with all applicable Federal and state laws, rules, and regulations (including, without limitation, compliance with all Federal and state securities laws and Federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under this Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all legal requirements. The Company may, from time to time, change its requirements with respect to enforcing compliance with applicable laws (including, without limitation, the request for, and enforcement of, letters of investment intent). These changes may be made with respect to any particular Option or shares issued upon the exercise thereof prior to or after the exercise of such Option.

     8.4 Plan Not Funded. Options payable under this Plan shall be payable in shares or from the general assets of the Company, and (other than any reservation of shares for Plan purposes) no special or separate reserve, fund or deposit shall be made to assure payment of Options. No Participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including shares of Common Stock, except as expressly provided otherwise) of the Company by reason of any Option granted hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company and any Participant, beneficiary, or other person. To the extent that a Participant, beneficiary, or other person acquires a right to receive payment pursuant to any Option hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

     8.5 Fractional Shares. The Company shall not be required to issue fractional shares upon the exercise of an Option under any circumstances.

     8.6 Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or the Committee, the Company shall indemnify the members of the Board or the Committee, to the fullest extent permitted by law, against reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken, or not taken, under or in connection with this Plan or any Option granted hereunder, and against all amounts paid by them in settlement thereof or paid by them in satisfaction of a judgment in any action, suit, or proceeding, provided that within sixty (60) days after institution of any such action, suit or proceeding, the members shall offer the Company, in writing, the opportunity, at its own expense to handle and defend such actions.

     8.7 Governing Law/Construction/Severability. This Plan, the Options, all documents evidencing Options and all other documents shall be governed by, and construed in accordance with the laws of the state of California. If any provision shall be held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

     It is the intent of the Company that transactions in and affecting Options in the case of Participants who are or may be subject to Section 16 of the Exchange Act satisfy any then applicable requirements of Rule 16b-3 promulgated under the Exchange Act ("Rule 16b-3") so that such persons (unless they otherwise agree) will be entitled to the benefits of Rule 16b-3 or other exemptive rules under Section 16 of the Exchange Act in respect of those transactions and will not be subjected to avoidable liability thereunder. If any provision of this Plan or of any Option would otherwise frustrate or conflict with the intent expressed above, that provision to the extent possible shall be interpreted as to avoid such conflict. If the conflict remains irreconcilable, the Committee may disregard the provision if it concludes that to do so furthers the interest of the Company and is consistent with the purposes of this Plan as to such persons in the circumstances.

     It is the further intent of the Company that Options with an exercise price not less than Fair Market Value on the date of grant qualify as performance-based compensation under Section 162(m) of the Code, and this Plan shall be interpreted consistent with such intent.

     8.8 Tax Withholding. Upon any exercise, vesting, or payment of any Option or upon the disposition of shares of Common Stock acquired pursuant to the exercise of an Incentive Stock Option prior to satisfaction of the holding period requirements of Section 422 of the Code, the Company shall have the right at its option to (a)require the Participant (or other person holding such Option or shares) to pay or provide for payment of the amount of any taxes which the Company may be required to withhold with respect to such Option event or payment or (b)deduct from any amount payable in cash the amount of any taxes which the Company may be required to withhold with respect to such cash payment. In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under this Plan, the Committee may in its sole discretion grant (either at the time of the Option or thereafter) to the Participant the right to elect, pursuant to such rules and subject to such conditions as the Committee may establish, to have the Company reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares valued at their then Fair Market Value, to satisfy such withholding obligation. Shares of Common Stock transferred to the Company pursuant to this
Section 8.8 shall not increase the number of shares available for issuance under this Plan.

     8.9 Captions. Captions and headings are given to the articles, sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

     8.10 Non-Exclusivity of Plan. Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Committee to grant awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority.

9.  TERMINATION AND AMENDMENT OF THE PLAN

     The Board may, at any time, suspend, amend or terminate this Plan. No Options shall be granted during any suspension of this Plan or after the termination of this Plan, but the Committee shall retain jurisdiction as to Options then outstanding in accordance with the terms of this Plan. Any amendment that would
(a)materially increase the benefits accruing to Participants under this Plan, (b)materially increase the aggregate number of securities that may be issued under this Plan, or (c) materially modify the requirements as to eligibility for participation in this Plan, shall be subject to shareholder approval only to the extent then required by Section 422 of the Code or applicable law, or deemed necessary or advisable by the Board.

     The amendment or termination of this Plan shall not, without the consent of the affected Participant, alter or impair in a manner materially adverse to the Participant, any rights or obligations under any Option previously granted hereunder. Changes contemplated by Article 7 shall not be deemed to constitute amendments for purposes of the foregoing sentence.

10.  EFFECTIVE DATE AND TERM OF PLAN

     This Plan shall be effective as of the date it is approved by the Board, subject to shareholder approval within 12 months thereafter.

     No Option shall be granted under this Plan after more than ten years after the effective date of this Plan (the "termination date"). Unless otherwise expressly provided in this Plan or in an applicable Option Agreement, any Option granted prior to the termination date may extend beyond such date, and all authority of the Committee with respect to Options hereunder, including the authority to amend an Option, shall continue during any suspension of this Plan and in respect of Options outstanding on the termination date.